INFORTE CORP. ANNOUNCES COMPLETION OF SALE TO BUSINESS&DECISION NORTH AMERICA HOLDING, INC.

Paris, France and Chicago, Illinois (July 26, 2007). Inforte Corp. (NASDAQ:INFT) today announced the completion of the merger of the Company with an affiliate of Business & Decision Group (Euronext: BND).

On May 13, 2007, an affiliate of Business & Decision Group entered into a merger agreement with Inforte Corp. to acquire the Company for a transaction value of approximately $22 million. Under the terms of the merger agreement, Inforte Corp.‘s shareholders are entitled to receive $4.25 in cash, without interest, for each share of the Company’s common stock.

As a result of this transaction, Inforte Corp.‘s common stock will cease trading on the NASDAQ Global Market at market close today, July 26, 2007, and will be delisted. Shareholders who hold shares of the Company’s common stock through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker. As soon as practicable, American Stock Transfer & Trust Company, a paying agent appointed by Inforte Corp., will send information to all Inforte Corp.‘s shareholders of record, explaining how they can surrender their shares of the Company’s common stock in exchange for $4.25 per share in cash, without interest. Shareholders of record should await this information before surrendering their shares.

About Business &Decision Group
Founded in 1992, Business & Decision is an international consulting firm specializing in Business Intelligence (BI), Customer Relationship Management (CRM), Enterprise Applications (ERP) and E-Business. The Group works with clients to facilitate system implementation to assist business performance management (dashboards, reporting, consolidation etc.); customer relationship management (sales force automation, call centers, campaign management, analytical CRM); and E-Business (intranet and extranet portals, directories and Meta directories, e-commerce, knowledge management, Open source technologies). Business & Decision has been listed on the Euronext Paris since February 6, 2001 (compartment C / Isin code: FR 00000 7895 8 / Symbol: BND). Business & Decision is also listed in the NextEconomy segment as well as the IT-Cac (technology market).

With more than 2,000 employees (in Europe and North America), Business & Decision has developed a ‘complete project approach’ that ranges from consultation to implementation. The Group has a reputation for its functional and technological expertise and has forged partnerships with the key technology vendors. Today Business & Decision provides services to more than 1,200 clients. For more information, please visit www.BusinessDecision.com.

About Inforte Corp.
Inforte helps companies acquire, develop and retain profitable customers with a unique combination of strategic, analytic and technology deployment services. Our approach enables clients to improve their understanding of customer behavior; successfully apply this insight to customer interactions; and continually analyze and fine-tune their strategies and tactics. Founded in 1993, Inforte is headquartered in Chicago with offices in Atlanta; Delhi, India; Hamburg, Germany; London, United Kingdom. For more information, call 800.340.0200 or visit www.Inforte.com.